Exhibit 99.1

Prothena Announces Clinical Data to be Presented at the International Symposium on Amyloidosis

DUBLIN, Ireland - March 18, 2014 - Prothena Corporation plc (NASDAQ:PRTA), a clinical stage biotechnology company focused on the discovery, development and commercialization of novel antibodies for the potential treatment of diseases that involve protein misfolding or cell adhesion, announced today that an abstract (Abstract #PB-48) reviewing interim clinical data from its ongoing Phase 1 study of NEOD001 in patients with immunoglobulin light chain (AL) amyloidosis and persistent organ dysfunction will be presented at the XIV International Symposium on Amyloidosis (ISA) in Indianapolis, Indiana.

Data in the abstract was current as of January 7, 2014. The poster presentation will include data from the ongoing Phase 1 study as of late March.

Prothena is developing NEOD001, a humanized novel monoclonal antibody designed to neutralize and clear soluble and insoluble amyloid aggregates in patients with AL. NEOD001 is being studied in an ongoing Phase 1 study.

The abstract accepted for poster presentation is as follows:

(Abstract #PB-48) Preliminary cardiac biomarker responses demonstrated in an ongoing phase 1 study of NEOD001 in patients with AL amyloidosis and persistent organ dysfunction

•	Presenter: Dr. Michaela Liedtke, Stanford Cancer Institute, Stanford, California

•	Date: Tuesday, April 29

About NEOD001

NEOD001 is a humanized monoclonal antibody that specifically targets the amyloid that accumulates in both AL and AA forms of amyloidosis. NEOD001 was granted orphan drug designation for the treatment of AL and AA amyloidosis by the U.S. Food and Drug Administration in 2012 and for the treatment of AL amyloidosis by the European Medicines Agency in 2013. The ongoing multi-center Phase 1 clinical trial is evaluating the safety, tolerability, pharmacokinetics and immunogenicity of NEOD001 in patients with AL amyloidosis and persistent organ dysfunction. The study is designed to define a maximally tolerated dose and/or recommended dose(s) for Phase 2/3. The study is also evaluating exploratory biomarkers for cardiac, renal and hepatic function. For more information, please visit www.clinicaltrials.gov and search identifier NCT01707264.

About AL Amyloidosis

Systemic amyloidoses are a complex group of diseases caused by tissue deposition of misfolded proteins that result in progressive organ damage. The most common type, AL amyloidosis or primary amyloidosis, involves a hematological disorder caused by plasma cells that produce misfolded AL protein resulting in deposits of abnormal AL protein (amyloid) in the tissues and organs of individuals with this disease. There are no currently approved treatments for AL amyloidosis that directly target potentially toxic forms of the AL protein. AL amyloidosis is a rare disorder and it is estimated that about 15,000 patients in the U.S. and Europe suffer from AL amyloidosis. 1,200 to 3,200 new cases of AL amyloidosis are reported each year in the United States. Both the causes and origins of AL amyloidosis remain poorly understood.

About Prothena

Prothena Corporation plc is a clinical stage biotechnology company focused on the discovery, development and commercialization of novel antibodies for the potential treatment of diseases that involve protein misfolding or cell adhesion. These potential therapies have a number of indications, including AL and AA forms of amyloidosis (NEOD001), Parkinson’s disease and related synucleinopathies (PRX002), and novel cell adhesion targets involved in inflammatory diseases and metastatic cancers (PRX003). For more information, please visit www.prothena.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to, among other things, our expectations regarding the nature and timing of our Phase 1 study of NEOD001, including disclosure of data from such study. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "should," "estimate," "expect," "intend," "may," "plan," "predict," "project," "potential," "target," "will" and similar terms and phrases, including references to assumptions. These statements are based on assumptions that may not prove accurate. Actual results could differ materially from those anticipated due to known and unknown risks, uncertainties and other factors including, but not limited to the risks and uncertainties described in Prothena’s SEC filings, including the "Risk Factors" section of Prothena’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Prothena undertakes no obligation to update publicly any forward-looking statements contained in this press release as a result of new information, future events or changes in Prothena's expectations.

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Contact
Investors:  Tran Nguyen, CFO
650-837-8535, IR@prothena.com
Media:  Anita Kawatra
646-256-5116, anita.kawatra@prothena.com

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